Exhibit 10.1

PROMISSORY NOTE

US$300,000 October 15, 2012

FOR VALUE RECEIVED, the undersigned, BIOLOGIX HAIR, INC. (“Maker”), hereby promises to pay to the order of T & G APOTHECARY, INC., or any successor holder of this Note (“Holder”), the principal sum of U.S. Three Hundred Thousand Dollars (US$300,000).

1.           Share Exchange Agreement.  The Maker and Holder acknowledge and agree that: (i) the principal sum is being provided to the Holder in partial satisfaction of Holder’s obligations under Section 2.3 of the anticipated share exchange agreement dated October 3, 2012 among Maker, Holder, and the shareholders of Maker (the “Share Exchange Agreement”); (ii) the Share Exchange Agreement, although executed by Maker and Holder, has not been fully executed by the shareholders of Maker as at the date of this Promissory Note.

2.           Termination and Effectiveness of Promissory Note.  Notwithstanding anything to the contrary herein, Maker’s obligations pursuant to this Promissory Note including, without limitation, the obligation to repay the Principal Sum shall terminate promptly upon execution of the Share Exchange Agreement by the shareholders of Maker, provided such execution is completed by January 1, 2013.  If the execution of the Share Exchange Agreement is not completed by the January 1, 2013, Maker’s obligations hereunder shall immediately come into force and effect.

3.           Maturity Date.  Provided that Maker’s obligations hereunder do not terminate in accordance with above Section 2, all outstanding principal shall be due and payable on the earlier of January 1, 2013 or  the occurrence of an Event of Default (the “Maturity Date”).  An “Event of Default” shall be deemed to have occurred under this Promissory Note upon (a) the filing of a petition in bankruptcy by or against Maker; or (b) if the Share Exchange Agreement is terminated in accordance with Section 8.1 (a), (b), (d) or  (e), thereof, and provided that such termination is not the result of the breach of any covenant, or the inadequacy of any representation, or warranty, of Holder thereunder.

4.           Accrual of Interest.  Upon the Maturity Date, interest will accrue on the principal balance then in arrears at the rate of 10% per annum (calculated on the basis of a year of 365 days). Such interest shall be calculated and accrue daily without compounding. RD

5.           Payment.  No payments shall be payable under this Note until the Maturity Date.

6.           Prepayments; Application of Payments.  This Note may be prepaid in whole or in part at any time without notice to Holder.  All payments after the Maturity Date shall be applied first to any accrued interest, and second to principal.

7.           Miscellany.  Maker and any endorsers and guarantors of this Note waive presentment, protest, notice of protest, dishonor, notice of dishonor, and all other procedural prerequisites to enforcement of this Note to the maximum extent permitted by law.  This Note shall be governed by the laws of the State of Nevada.  Maker and Holder (by its acceptance of this Note) hereby consent to exclusive jurisdiction and venue in the state or federal courts located in the, State of Nevada, with respect to any disputes or other matters arising under or related to this Note.

T & G APOTHECARY, INC.

Per:          /s/ Lilia Roberts
Authorized Signatory
Name: Lilia Roberts
Title:   President and Director

BIOLOGIX HAIR, INC.

Per:          /s/ Ronald Holland
Authorized Signatory
Name: Ronald Holland
Title:  President and Director